Exhibit 99.1

 BSD Medical Corp. Enters China Market Through Agreement With Dalian Orientech

    SALT LAKE CITY, Sept. 28 /PRNewswire-FirstCall/ -- BSD Medical Corp.
(OTC Bulletin Board: BSDM) today announced that the company has signed an agreement with Dalian Orientech Co. LTD to act as its distributor in the People's Republic of China. Hyperthermia cancer therapy has had a strong following in China that has historically been supported by Chinese manufactured systems. Dalian Orientech controls about 65% of the market, with over 1,500 installed hyperthermia systems. Their sales force is located in 23 provinces, and is supported by a telephone staff that qualifies and grades potential customers. Dalian Orientech provides technical and service support for all of its customers.

    Shu Zhi Wang, President of Dalian Orientech, said, "We are very enthusiastic about entering into a distributorship agreement with BSD Medical because of the demand our customers have expressed for the high-end capabilities of the BSD-2000, and for American-made products." Hyrum A. Mead, president of BSD Medical said, "As the dominant distributor of hyperthermia equipment in China, we are confident that Dalian Orientech is the most qualified partner available to us to sell our systems into the world's largest medical market."

    The first effort of the new distributor will be to secure Chinese regulatory acceptance (SFDA approval) for the BSD-2000. In China, regulatory approval normally can be accomplished over several months of testing and review.

    The demand for medical services is very large in China by Western standards. Some hospitals treat over a million patients a year. While the charge for the medical services required by individual patients is modest, the heavy and efficient utilization created from a large patient volume makes the use of high-end Western medical equipment affordable.


    BSD Medical Corporation is the leading developer of microwave systems used in thermal medicine for the treatment of cancer. Hyperthermia therapy is used in combination with radiation and/or chemotherapy to boost local control of cancer and increase long-term survival. For more information about BSD Medical Corp. visit www.BSDMC.com.


    Statements contained in this press release that are not historical facts are forward looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward looking statements include the timing and ultimate regulatory acceptance of the BSD-2000 for use in China, and the ability of the distributor to meet its sales obligations under the distributor agreement. All forward-looking statements are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.



SOURCE  BSD Medical Corporation
    -0-                             09/28/2004
    /CONTACT: BSD Medical Corporation, +1-801-972-5555, fax, +1-801-972-5930,
investor@bsdmc.com/
    /Web site:  http://www.bsdmc.com /
    (BSDM)

CO:  BSD Medical Corporation
ST:  Utah
IN:  HEA MTC BIO OTC
SU:  ASI LIC